UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
August 14, 2006

SL GREEN REALTY CORP.
(Exact Name of Registrant as Specified in Its Charter)

Maryland
(State or Other Jurisdiction of Incorporation)

1-13199	13-3956775
(Commission File Number)	(IRS Employer Identification No.)

420 Lexington Avenue
New York, New York	10170
(Address of Principal Executive Offices)	(Zip Code)

(212) 594-2700
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry Into a Material Definitive Agreement.

SL Green Realty Corp. 2006 Outperformance Plan

On August 14, 2006, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of SL Green Realty Corp. (the “Company”) approved the general terms of the SL Green Realty Corp. 2006 Outperformance Plan (the “2006 Outperformance Plan” or the “Plan”), a long-term incentive compensation program.  The purpose of the 2006 Outperformance Plan is to further align the interests of the Company’s stockholders and management by encouraging the Company’s senior officers to “outperform” and to create stockholder value in excess of industry expectations in a “pay for performance” structure.

Under the 2006 Outperformance Plan, award recipients will share in a “performance pool” if the Company’s total return to stockholders for the period from August 1, 2006 through July 31, 2009 exceeds a cumulative total return to stockholders of 30%.  The size of the pool will be 10% of the outperformance amount in excess of the 30% benchmark, subject to a maximum award of $60 million.  The maximum award will be reduced by the amount of any unallocated or forfeited awards.  In the event the potential performance pool reaches the maximum award before July 31, 2009 and remains at that level or higher for 30 consecutive days, the performance period will end early and the pool will be formed on the last day of such 30 day period.

Each participant’s award under the 2006 Outperformance Plan will be designated as a specified percentage of the aggregate performance pool.  Assuming the 30% benchmark is achieved, the pool will be allocated among the participants in accordance with the percentage specified in each participant’s participation agreement.  Individual awards will be made in the form of partnership units, or LTIP Units, that, subject to vesting and the satisfaction of other conditions, are exchangeable for a per unit value equal to the then trading price of one share of the Company’s common stock.  This value is payable in cash or, at the Company’s election, in shares of common stock.  LTIP Units will be granted prior to the determination of the performance pool; however, they will only vest upon satisfaction of performance and time vesting thresholds under the Plan, and will not be entitled to distributions until after the performance pool is established.  Distributions on LTIP Units will equal the dividends paid on the Company’s common stock on a per unit basis.  The Plan provides that if the pool is established, each participant will also be entitled to the distributions that would have been paid had the number of earned LTIP Units been issued at the beginning of the performance period.  Those distributions will be paid in the form of additional LTIP Units.  Thereafter, distributions will be paid currently with respect to all earned LTIP Units that are a part of the performance pool, whether vested or unvested.

Although the amount of earned awards under the Plan (i.e. the number of LTIP Units earned) will be determined when the performance pool is established, not all of the awards will vest at that time.  Instead, one-third of the awards will vest on July 31, 2009 and each of the first two anniversaries thereafter based on continued employment.

In the event of a change in control of the Company prior to August 1, 2007, the performance period will be shortened to end on a date immediately prior to such event and the cumulative stockholder return benchmark will be adjusted on a pro rata basis.  In the event of a change in control of the Company on or after August 1, 2007 but before July 31, 2009, the performance pool will be calculated assuming the performance period ended on July 31, 2009 and the total return continued at the same annualized rate from the date of the change of control to July 31, 2009 as was achieved from August 1, 2006 to the date of the change of control; provided that the performance pool may not exceed 200% of what it would have been if it was calculated using the total return from August 1, 2006 to the date of the change in control and a pro rated benchmark.  In either case, the performance pool will be formed as described above if the adjusted benchmark target is achieved and all earned awards will be fully vested upon the change of control.  If a change in control occurs after the performance period has ended, all unvested awards issued under the Plan will become fully vested upon the change in control.

All determinations, interpretations and assumptions relating to the vesting and calculation of the performance awards will be made by the Compensation Committee.

The Compensation Committee and its advisors are in the process of finalizing the documentation of the Plan, as well as the allocation of the Plan among our management team.  Accordingly, the definitive plan and award documentation, including the terms of the LTIP Units, may contain additional material terms that are not described above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SL GREEN REALTY CORP.

Date: August 18, 2006	By:	/s/ Gregory F. Hughes
Name: Gregory F. Hughes
Title: Chief Financial Officer